Exhibit 5.2

8 October 2009	Our Ref: AT/ca/E197-91100

TO THE ADDRESSEES SET OUT IN SCHEDULE 4

Dear Sirs

EMBRAER OVERSEAS LIMITED

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in relation to the Documents as (as defined in Schedule 1) being entered into by Embraer Overseas Limited (the “Company”) and in connection with the issue of up to US$ 500,000,000 principal amount of Guaranteed Notes due 2020.

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Documents or the Notes nor upon the commercial terms of the transactions contemplated by the Documents or the Notes.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.	The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and is in good standing with the Registrar of Companies in the Cayman Islands.

2.	The Notes and the Documents have been authorised by the board of directors of the Company and when executed by a duly authorised representative of the Company, and, in the case of the Notes, when issued, delivered and authenticated, as applicable, in accordance with the provisions of the Documents, will be duly authorised and validly issued.

Walkers

Walker House, 87 Mary Street, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100   F  +1 345 949 7886 www.walkersglobal.com

WALKERS

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Legal Matters” as Cayman Islands counsel for the Company and to the reference to us under the heading “Enforcement of Civil Liabilities — Cayman Islands”, and to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 of the U.S.A. or the rules and regulations of the United States Securities and Exchange Commission thereunder.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/S/  WALKERS

WALKERS

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.	The Certificate of Incorporation dated 22 September 2006, Amended & Restated Memorandum and Articles of Association as adopted on 5 October 2006, minute book, Register of Members, Register of Directors and Register of Officers, and Register of Mortgages and Charges, copies of which have been provided to us by its registered office in the Cayman Islands (together the “Company Records”), and a certified copy of the Register of Officers dated 23 September 2009 provided to us by the registered office of the Company is attached at Exhibit A to this opinion.

2.	The Court Register kept at the Clerk of Court’s Office, George Town, Grand Cayman as at the Search Time.

3.	A Certificate of Good Standing dated 22 September 2009 in respect of the Company issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

4.	A copy of executed written resolutions of the Board of Directors of the Company dated 22 September 2009 (the “Resolutions”).

5.	Executed copies of the following documents:

(a)	An F-3 Registration Statement dated 24 September 2009 in relation to the Notes (the “Registration Statement”);

(b)	An Indenture (the “Base Indenture”) dated 8 October 2009 among the Company, the Guarantor and The Bank of New York Mellon (the “Trustee”);

(c)	A First Supplemental Indenture dated 8 October 2009 among the Company, the Guarantor and the Trustee (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”); and

(d)	The Global Note dated 8 October 2009 representing the Notes (the “Notes”).

The documents listed in paragraphs 5(a) to (c) above inclusive are collectively referred to in this opinion as the “Documents”.

WALKERS

SCHEDULE 2

ASSUMPTIONS

1.	There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the execution or delivery of the Documents or the offering, issue, execution, delivery or authentication of the Notes and, insofar as any obligation expressed to be incurred under the Documents or the Notes is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

2.	The Documents and the Notes are within the capacity, power, and legal right of, and have been or will be duly authorised, executed and delivered by, each of the parties thereto.

3.	The Documents and the Notes constitute or, when executed and delivered, will constitute the legal, valid and binding obligations of each of the parties thereto enforceable in accordance with their terms as a matter of the laws of all relevant jurisdictions (other than the Cayman Islands).

4.	The choice of the laws of the jurisdiction selected to govern each of the Documents and the Notes has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all relevant jurisdictions (other than the Cayman Islands).

5.	All authorisations, approvals, consents, licences and exemptions required by, and all filings and other steps required of each of the parties to the Documents and the Notes outside the Cayman Islands to ensure the legality, validity and enforceability of the Documents or the Notes have been or will be duly obtained, made or fulfilled and are and will remain in full force and effect and any conditions to which they are subject have been satisfied.

6.	All conditions precedent, if any, contained in the Documents and the Notes have been or will be satisfied or waived.

7.	The Board of Directors of the Company considers the execution of the Documents and the Notes and the offering and issue of the Notes and the transactions contemplated thereby to be in the best interests of the Company.

8.	No disposition of property effected by the Documents and the Notes is made for an improper purpose or wilfully to defeat an obligation owed to a creditor and at an undervalue.

9.	The Company was on the date of execution and delivery of the Documents and the Notes able to pay its debts as they became due from its own moneys, and any

WALKERS

disposition or settlement of property effected by any of the Documents and the Notes is made in good faith and for valuable consideration and at the time of each disposition of property by the Company pursuant to the Documents and the Notes the Company will be able to pay its debts as they become due from its own moneys.

10.	The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Documents and the Notes are genuine and are those of a person or persons given power to execute the Documents and the Notes under the Resolutions. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. The Documents and the Notes conform in every material respect to the latest drafts or forms of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such Documents and the Notes. Any Document or Note executed as a deed was executed as a single physical document (whether in counterpart or not) in full and final form.

11.	The Memorandum and Articles of Association reviewed by us are the Memorandum and Articles of Association of the Company in force at the date hereof.

12.	The Company Records are complete and accurate and constitute a complete and accurate record of the business transacted and resolutions adopted by the Company and all matters required by law and the Memorandum and Articles of Association of the Company to be recorded therein are so recorded.

13.	There are no records of the Company (other than the Company Records), agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions envisaged in the Documents and the Notes or restrict the powers and authority of the Directors of the Company in any way or which would affect any opinion given herein.

14.	The Court Register constitutes a complete record of the proceedings before the Grand Court as at the Search Time.

15.	The Resolutions have been executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each Director and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.

16.	The Resolutions remain in full force and effect and have not been revoked or varied.

17.	No resolution voluntarily to wind up the Company has been adopted by the members and no event of a type which is specified in the Company’s articles of association as giving rise to the winding up of the Company (if any) has in fact occurred.

WALKERS

SCHEDULE 3

QUALIFICATIONS

1.	The term “enforceable” and its cognates as used in this opinion means that the obligations assumed by the Company under the Documents and the Notes are of a type which the Courts enforce. This does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)	enforcement of obligations and the priority of obligations may be limited by bankruptcy, insolvency, liquidation, reorganisation, merger, consolidation, readjustment of debts or moratorium and other laws of general application relating to or affecting the rights of creditors or by prescription or lapse of time;

(b)	enforcement may be limited by general principles of equity and, in particular, the availability of certain equitable remedies such as injunction or specific performance of an obligation may be limited where a Court considers damages to be an adequate remedy;

(c)	claims may become barred under statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of, or contrary to the public policy of, that jurisdiction;

(e)	a judgment of a Court may be required to be made in Cayman Islands dollars;

(f)	to the extent that any provision of the Documents or the Notes is adjudicated to be penal in nature, it will not be enforceable in the Courts; in particular, the enforceability of any provision of the Documents or the Notes which imposes additional obligations in the event of any breach or default, or of payment or prepayment being made other than on an agreed date, may be limited to the extent that it is subsequently adjudicated to be penal in nature and not an attempt to make a reasonable pre-estimate of loss;

(g)	to the extent that the performance of any obligation arising under the Documents or the Notes would be fraudulent or contrary to public policy, it will not be enforceable in the Courts;

(h)	in the case of an insolvent liquidation of the Company, its liabilities are required to be translated into the functional currency of the Company (being

WALKERS

the currency of the primary economic environment in which it operated as at the commencement of the liquidation) at the exchange rates prevailing on the date of commencement of the voluntary liquidation or the day on which the winding up order is made (as the case may be);

(i)	a Court will not necessarily award costs in litigation in accordance with contractual provisions in this regard;

(j)	the effectiveness of terms in the Documents or the Notes excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty shall be construed in accordance with, and shall be limited by, applicable law, including generally applicable rules and principles of common law and equity.

2.	Cayman Islands stamp duty will be payable if the Documents or the Notes are executed in or brought to the Cayman Islands, or produced before a Court.

3.	A certificate, determination, calculation or designation of any party to the Documents or the Notes as to any matter provided therein might be held by a Court not to be conclusive, final and binding, notwithstanding any provision to that effect therein contained, for example if it could be shown to have an unreasonable, arbitrary or improper basis or in the event of manifest error.

4.	If any provision of the Documents or the Notes is held to be illegal, invalid or unenforceable, severance of such provision from the remaining provisions will be subject to the discretion of the Courts notwithstanding any express provisions in this regard.

5.	Every conveyance or transfer of property, or charge thereon, and every payment obligation and judicial proceeding, made, incurred, taken or suffered by a company at a time when that company was unable to pay its debts within the meaning of section 93 of the Companies Law, and made or granted in favour of a creditor with a view to giving that creditor a preference over the other creditors of the company, would be invalid pursuant to section 145(1) of the Companies Law, if made, incurred, taken or suffered within the six months preceding the commencement of a liquidation of the Company. Such actions will be deemed to have been made with a view to giving such creditor a preference if it is a “related party” of the company. A creditor shall be treated as a related party if it has the ability to control the company or exercise significant influence over the company in making financial and operating decisions.

6.	Any disposition of property made at an undervalue by or on behalf of a company and with an intent to defraud its creditors (which means an intention to wilfully defeat an obligation owed to a creditor), shall be voidable:

(a)	under section 146 of the Companies Law at the instance of the company’s official liquidator; and

WALKERS

(b)	under the Fraudulent Dispositions Law, at the instance of a creditor thereby prejudiced,

provided that in either case, no such action may be commenced more than six years after the date of the relevant disposition.

7.	If any business of a company has been carried on with intent to defraud creditors of the company or creditors of any other person or for any fraudulent purpose, the Court may declare that any persons who were knowingly parties to the carrying on of the business of the company in such manner are liable to make such contributions, if any, to the company’s assets as the Court thinks proper.

8.	Notwithstanding any purported date of execution in any of the Documents or the Notes, the rights and obligations therein contained take effect only on the actual execution and delivery thereof but the Documents or the Notes may provide that they have retrospective effect as between the parties thereto alone.

9.	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions and/or measures adopted by the European Union Council for Common Foreign & Security Policy extended to the Cayman Islands by the Order of Her Majesty in Council.

10.	Persons who are not party to any of the Documents or the Notes (other than persons acting pursuant to powers contained in a deed poll) under Cayman Islands law have no direct rights or obligations under the Documents or the Notes.

11.	Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing. The term “good standing” as used herein means that the Company is not currently in breach of its obligations to file the annual return, and pay the annual filing fees, due for the current calendar year, and having regard to any grace periods permitted under the Companies Law.

12.	The Court Register may not reveal whether an application for the appointment of a liquidator or a receiver has been presented to the Courts or whether any out of court appointment of a liquidator or a receiver has occurred. The Court Register may not be updated every day and may not be updated if third parties or noticed parties are added to or removed from the proceedings after their commencement.

13.	All powers of attorney granted by the Company in the Documents or the Notes must be duly executed as deeds or under seal by persons authorised to do so.

14.

All powers of attorney granted by the Company in the Documents or the Notes which by their terms are expressed to be irrevocable are irrevocable only if given to secure a proprietary interest of the donee of the power or the performance of an obligation owed to the donee. Where a power of attorney granted by the Company is expressed to be irrevocable and is given to secure (a) a proprietary interest of the

WALKERS

donee of the power or (b) the performance of an obligation owed to the donee, then, so long as the donee has that interest or the obligation remains undischarged, the power shall not be revoked (i) by the donor without the consent of the donee or (ii) by the death, incapacity or bankruptcy of the donor, or if the donor is a body corporate, by its winding-up or dissolution.

15.	We render no opinion as to the specific enforcement as against the Company of covenants granted by the Company to do or to omit to do any action or other matter which is reserved by applicable law or the Company’s constitutional documents to the Company’s shareholders or any other person.

16.	Based on the decision in the English case of Houldsworth v City of Glasgow Bank (1880) 5 App Cas 317 HL, in the event of a misrepresentation by a Company on which a shareholder relied in agreeing to subscribe for shares in such Company, the shareholder may be entitled to rescind the share subscription agreement and thereafter claim damages against such Company for any additional loss suffered as a result of the misrepresentation. Such a claim for damages will not arise unless and until the shareholder has successfully rescinded the share subscription agreement. A shareholder may be barred from rescinding on the grounds of delay or affirmation and if such Company is wound up (whether voluntarily or compulsorily), such shareholder will lose the right to rescind the share subscription agreement.

17.	Where a document provides for an exclusive or non-exclusive jurisdiction clause submitting (or permitting the submission) to the jurisdiction of the Cayman Islands, a Court may decline to accept jurisdiction in any matter where:

(a)	it determines that some other jurisdiction is a more appropriate or convenient forum;

(b)	another court of competent jurisdiction has made a determination in respect of the same matter; or

(c)	litigation is pending in respect of the same matter in another jurisdiction.

Proceedings may be stayed in the Cayman Islands if concurrent proceedings in respect of the same matter are or have been commenced in another jurisdiction.

18.	Where a document provides for an exclusive jurisdiction clause submitting to a jurisdiction of a court other than the Courts, notwithstanding any provision of the document providing for the exclusive jurisdiction of a court other than the Courts, the Court may, if it is satisfied that it is just and equitable to allow such proceedings to continue in the Cayman Islands, (a) decline to stay proceedings issued in contravention of such provision or (b) refuse leave to serve proceedings out of the Cayman Islands.

WALKERS

SCHEDULE 4

ADDRESSEES

1.	Embraer Overseas Limited

Walker House,

87 Mary Street, George Town,

Grand Cayman,

Cayman Islands KY1-9002

2.	Embraer – Empresa Brasileira de Aeronáutica S.A.

Avenida Brigadeiro Faria Lima, 2170

12227-901 São José dos Campos, SP,

Brazil

WALKERS	Page 11

EXHIBIT A

REGISTER OF OFFICERS

WALKERS	Registration No.: 174511 Client No.: 42353

REGISTER OF OFFICERS

FOR:

EMBRAER OVERSEAS LIMITED

Name & Address	Office Held	Date of Appointment	Date of Resignation

Antonio P. Manso Av. Brigadeiro Fario Lima, 2170, Sao Jose, Dos Campos., Sao Paulo, 12227-901, Brazil	President	05 Oct 2006	02 Jan 2009
Cynthia Marcondes Ferreira Benedetto Av. Brigadeiro Fario Lima, 2170, Sao Jose, Dos Campos., Sao Paulo, 12227-901, Brazil	Vice President	23 Apr 2007
Luiz Carlos Siqueira Aguiar Av. Brigadeiro Fario Lima, 2170, Sao Jose, Dos Campos., Sao Paulo, 12227-901, Brazil	President	02 Jan 2009
Luiz Carlos Siqueira Aguiar Av. Brigadeiro Fario Lima, 2170, Sao Jose, Dos Campos., Sao Paulo, 12227-901, Brazil	Chief Executive Officer	22 Sep 2009
Cynthia Marcondes Ferreira Benedetto Av. Brigadeiro Fario Lima, 2170, Sao Jose, Dos Campos., Sao Paulo, 12227-901, Brazil	Chief Financial Officer	22 Sep 2009
Cynthia Marcondes Ferreira Benedetto Av. Brigadeiro Fario Lima, 2170, Sao Jose, Dos Campos., Sao Paulo, 12227-901, Brazil	Principal Accounting Officer	22 Sep 2009

CERTIFIED TRUE COPY

/s/ Walkers Corporate Services Limited
Walkers Corporate Services Limited
Walker House George Town, Grand Cayman KY1-9002 Cayman Islands
Date: 23 Sept 2009